Exhibit 99.1
[ONEOK Logo]	News
May 1, 2006	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK Selected by FirstEnergy to

Provide Natural Gas Supply and Management Services

TULSA, Okla. -- May 1, 2006 -- ONEOK, Inc. (NYSE:OKE) announced today that it has been selected to provide subsidiaries of FirstEnergy Corp. (NYSE: FE) with natural gas supply and natural gas management services for three of its natural gas-fired generation plants.

Under the three-year natural gas supply and management services contract, ONEOK Energy Services will serve as the exclusive natural gas commodity and services provider to FirstEnergy Generation Corp.'s Richland and West Lorain, Ohio, and Sumpter, Mich., natural gas-fired generating plants.

ONEOK will become FirstEnergy's agent responsible for managing its transportation and storage capacity. In addition, ONEOK Energy Services will be responsible for optimizing the delivered cost of the gas to FirstEnergy.

"We are confident that we can meet FirstEnergy's need for a reliable natural gas supplier with our experience and knowledge of the natural gas markets and transportation systems," said Billy Maxwell, president of ONEOK Energy Services.

ONEOK will also be able to utilize FirstEnergy's unused transportation and storage capacity to handle third-party needs. "This arrangement provides us with the opportunity to develop and expand our gas supply and management capabilities into a relatively new geographic area, serving potential customers in eastern Ohio, Pennsylvania and New Jersey, and is further evidence of our focus on meeting the physical natural gas storage and transportation needs of our customers," Maxwell added.

FirstEnergy Corp. is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation's fifth largest investor-owned electric system based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of Northern Border Partners, L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the mid-continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

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